Exhibit 10.11

HUDSON HIGHLAND GROUP EXECUTIVE EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”), by and between Hudson Highland Group, Inc. (the “Company”) and Neil J. Funk (the “Executive”), is amended and restated effective March 3, 2009.

WHEREAS, the Company wishes to continue to employ the Executive and the Executive wishes to continue to be employed in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the conditions and mutual covenants contained in this Agreement, the parties agree as follows:

1. Defined Terms.

(a) Affiliate. The term “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

(b) Code. The term “Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

(c) Separation from Service. The term “Separation from Service” means an Executive’s termination of employment from the Company and its Affiliates, or if the Executive continues to provide services following his or her termination of employment, such later date as is considered a separation from service, within the meaning of Code Section 409A, from the Company and its Affiliates. Specifically, if Executive continues to provide services to the Company or an Affiliate in a capacity other than as an employee, such shift in status is not automatically a Separation from Service. The Executive will be presumed to have terminated employment from the Company and its Affiliates when the level of bona fide services provided by the Executive (whether as an employee or independent contractor) to the Company and its Affiliates permanently decreases to a level of twenty percent (20%) or less of the level of services rendered by such individual, on average, during the immediately preceding 36 months (or such lesser period of service). Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Executive will not be deemed to have incurred a Separation from Service for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a Termination of Employment.

2. Employment. The Company will employ the Executive and the Executive accepts employment as Vice President, Internal Audit. The Executive will perform duties normally associated with such position and/or other duties as may be assigned from time to time during the Term as defined in Section 3 below. The Executive shall perform such duties in a manner consistent with applicable laws and regulations and any code of ethics, compliance manual, employee handbook or other policies and procedures adopted by the Company from time to time and subject to any written directives issued by the Company from time to time. The Executive must acknowledge receipt of the Company’s Ethics Policy and confirm that the Executive will comply with the Policy. Failure to confirm compliance annually with the Company’s Ethics Policy will justify termination for cause unless, at the sole discretion of the Board, non-compliance is deemed non-material.

3. Term of Employment. The Executive’s employment under this Agreement will commence on the date hereof and will continue for a period of one (1) year thereafter, subject to earlier termination as provided in Section 8 (the “Term”). This Agreement and the Term will be automatically renewed and extended for periods of one (1) year unless the Company or the Executive provides written notice no less than thirty (30) days prior to the expiration of the then-current Term of its or the Executive’s desire not to renew this Agreement.

4. Scope of Responsibilities and Duties. The Executive agrees to devote the Executive’s full business time, attention, efforts and energies in performance of the Executive’s duties and responsibilities hereunder. While employed by the Company, the Executive may not engage in any employment other than for the Company, in any conflicting business activities, or have any financial interest, directly or indirectly, in any business competing with the Company or otherwise engaged in the business of the Company or its affiliates. The foregoing does not prevent the Executive from (1) serving on the Board of directors of another organization with the consent of the CEO of the Company or (2) passively investing in publicly traded securities; provided such investments do not require services on the part of the Executive which would in any way impair the performance of the Executive’s duties pursuant to this Agreement.

5. Compensation and Benefits. The Company will provide the Executive with the following compensation and benefits during the Term:

(a) The Company will pay the Executive a salary of $250,000 on an annualized basis, payable in accordance with the payroll practices of the Company in effect from time to time, and less such taxes and other deductions required by applicable law or authorized by the Executive (the “Base Salary”).

(b) The Executive will be entitled to accrue paid vacation at the rate of the greater of (i) four (4) weeks per year, or (ii) the vacation allowance as provided under the Company’s vacation plan that applies to similarly situated employees working at the office location at which the Executive is based. In addition, the Company will provide the Executive with other benefits of employment offered, from time to time to similarly situated employees at the office location at which the Executive is based.

(c) The Executive will receive an annual bonus as provided under the Company’s Senior Management Bonus Plan as is in effect from time to time.

6. Additional Agreements. The Executive’s employment hereunder is further contingent upon the Executive’s simultaneous execution of the Confidentiality, Non-Solicitation and Work Product Assignment Agreement and Mutual Agreement to Arbitrate Claims, which is attached as Attachment A and forms a part of this Agreement.

7. Representations and Warranties. The Executive represents and warrants as follows:

(a) All information, oral and written (including, but not limited to information contained on the Executive’s resume), provided by the Executive during the recruiting and employment process is accurate and true to the best of the Executive’s knowledge, and such information does not include any misleading or untrue statement or omit to state any fact necessary to make the information provided not misleading.

(b) The Executive has never been the subject of any investigation or subject to any disciplinary action by any governmental agency, industry self-regulatory body or other employer.

(c) The execution, delivery and performance of this Agreement by the Executive and the Executive’s employment hereunder are not in violation of:

(i) the terms, including any non-competition, non-disclosure, non-solicitation or confidentiality provisions, of any written or oral agreement, arrangement or understanding to which the Executive is a party or by which the Executive is bound; or

(ii) any United States federal or state statute, rule, regulation, or other law, or any judgment, decree or order applicable or binding upon the Executive.

8. Termination. This Agreement and the Executive’s employment may be terminated prior to the expiration of the Term as follows:

(a) Death. If the Executive dies during the Term, this Agreement shall automatically terminate and the Company shall have no further obligation to the Executive or the Executive’s estate, except to pay the Executive’s estate that portion of the Base Salary earned through the date on which the Executive’s death occurs.

(b) Disability. If the Executive is unable to perform the Executive’s essential job duties and responsibilities due to mental or physical disability for a total of twelve (12) weeks, whether consecutive or not, during any rolling twelve (12) month period, the Company may terminate the Executive’s employment and this Agreement upon five (5) days’ written notice to the Executive. For purposes of this Agreement, the Executive will be considered disabled when the Company, with the advice of a qualified physician, determines that the Executive is physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the Executive’s essential job duties. The Executive shall cooperate with the

Company in obtaining the advice of a qualified physician regarding the Executive’s condition. In the event of termination pursuant to this Section 8(b), the Company will be relieved of all obligations under this Agreement, provided that the Company will pay to the Executive that portion of the Base Salary under Section 5(a) which has been earned through the date on which such termination occurs.

(c) Discharge without Cause or Termination on Expiration. The Company may terminate the Executive and this Agreement at any time during the Term for any reason, without Cause (as defined in Section 8(e) below) upon thirty (30) days’ written notice to the Executive. If the Company gives notice of non-renewal of employment within the 30-day period as provided in Section 3, it will be treated as a termination without cause. Upon such termination, the Company will have no further liability to the Executive other than to provide the Executive with (i) that portion of the Base Salary under Section 5(a) earned through the date of the termination, (ii) severance pay in an amount equal to the Executive’s then-current Base Salary, less applicable deductions, for a period of twelve (12) months (the “Severance Period”) following the Executive’s Separation from Service, and (iii) the Company’s portion of the premium for continued coverage under the Company’s group health and dental insurance plan during the Severance Period following the Executive’s termination, provided the Executive applies and remains eligible for such continuation coverage under applicable law, and provided further that the Executive authorizes the Company to deduct only the Executive’s portion of such premiums from the severance payments. It is understood that the period the Company makes such payments will run concurrently with the period of continuation coverage for which the Executive may be eligible under applicable law. The Executive’s receipt of the severance payments and premium payments by the Company set forth in this Section 8(c) are conditioned upon the Executive executing a comprehensive release and waiver agreement and covenant not to sue as provided by the Company at the time of termination. Severance payments will be made in equal installments on dates corresponding with the Company’s regular pay dates during the Severance Period. Notwithstanding the foregoing, if the severance pay that is payable during the first six (6) months following the Executive’s Separation from Service exceeds two times the lesser of (1) the Executive’s annualized compensation paid by the Company for the calendar year preceding the calendar year in which the Separation from Service occurs (as adjusted for any increase during that year that was expected to continue indefinitely if the Separation from Service had not occurred), or (2) the compensation limit in effect pursuant to Code Section 401(a)(17) for the calendar year in which the Executive’s Separation from Service occurs, then payment of such excess shall be delayed and paid in a lump sum on the first day of the seventh (7th) month following the month in which the Separation from Service occurs, and in such event, the payment shall be accompanied by a payment of interest calculated at the rate of interest announced by the Federal Reserve Board (or any successor thereto) from time to time as the “federal funds rate”, such rate to be determined on the date of the Executive’s termination of employment, compounded quarterly.

(d) Termination for Cause. The Company may terminate the Executive’s employment and this Agreement at any time during the Term for Cause as defined below.

In such case, this Agreement and the Executive’s employment shall terminate immediately and the Company shall have no further obligation to the Executive, except that the Company shall pay to the Executive that portion of the Base Salary under Section 5(a) earned through the date on which such termination occurs.

(e) Definition of Cause. For purposes of this Agreement, Cause shall be defined as:

(i) the willful or negligent failure of the Executive to perform the Executive’s duties and obligations in any material respect (other than any failure resulting from Executive’s disability), which failure is not cured within fifteen (15) days after receipt of written notice thereof, provided that there shall be no obligation to provide any additional written notice if the Executive’s failure to perform is repeated and the Executive has previously received one (1) or more written notices;

(ii) acts of dishonesty or willful misconduct by the Executive with respect to the Company;

(iii) conviction of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud, or a pleading of guilty or nolo contendere to such charge;

(iv) repeated refusal to perform the reasonable and legal instructions of the Executive’s supervisors;

(v) any material breach of this Agreement or Attachment A; or

(vi) failure to confirm compliance with the Company’s Ethics Policy after 10 days’ written notice requesting confirmation.

(f) Resignation. The Executive may voluntarily resign from employment at any time during the Term upon 3 months’ written notice and in compliance with the provisions of Attachment A. In such event, the Company shall be relieved of all its obligations under this Agreement, except that the Company shall pay to the Executive that portion of the Base Salary under Section 5(a) earned through the date on which such resignation is effective subject to any irrevocable deferral election then in effect.

(g) Continuance of Obligations. The Executive remains obligated to comply with the Executive’s obligations and duties pursuant to Attachment A despite the termination of this Agreement and the Executive’s employment for any reason.

(h) Cooperation. During employment and after the termination of this Agreement and the Executive’s employment for any reason, the Executive agrees to cooperate fully with and at the request of the Company in the defense or prosecution of any legal matter or claim in which the Company, any of its affiliates, or any of their past or present employees, agents, officers, directors, attorneys, successors or assigns, may be or become involved and which arises or arose during the Executive’s employment. The Executive will be reimbursed for any reasonable out-of-pocket expenses incurred thereby.

(i) No Disparagement. During and after the termination of this Agreement and the Executive’s employment for any reason, the Executive agrees that, except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive will not take any action or make any statement or disclosure, written or oral, that is intended or reasonably likely to disparage the Company or any of its affiliates, or any of their past or present employees, officers or directors.

9. Change in Control. Notwithstanding any other provisions of this Agreement to the contrary:

(a) Employment Period. If a Change in Control (as defined below) occurs when the Executive is employed by the Company, the Company will continue thereafter to employ the Executive during the period commencing on the date of a Change in Control and ending on the first anniversary of such date (the “Employment Period”) and thereafter in accordance with Section 3 of this Agreement, and the Executive will remain in the employ of the Company in accordance with and subject to the terms and provisions of this Agreement.

(b) Covered Termination. If there is any termination of the Executive’s employment during the Employment Period (subject to Section 9(e)) by the Executive for Good Reason (as defined below), or by the Company other than by reason of (i) death pursuant to Section 8(a), (ii) disability pursuant to Section 8(b), or (iii) Cause (a “Covered Termination”), then the Executive shall be entitled to receive, and the Company shall promptly pay, that portion of the base salary under Section 5(a) earned through the date of the termination and, in lieu of further base salary for periods following such termination, as liquidated damages and additional severance pay, the Termination Payment pursuant to Section 9(c).

(c) Termination Payment.

(i) The “Termination Payment” shall be an amount equal to (A) the Executive’s annual base salary immediately prior to the termination of the Executive’s employment plus (B) the Executive’s target annual bonus under the Company’s Senior Management Bonus Plan for the year in which the termination of the Executive’s employment occurs. The Termination Payment shall be paid to the Executive in cash equivalent on the first day of the seventh (7th) month following the month in which the Separation from Service occurs, and in such event, the Termination Payment shall be accompanied by a payment of interest calculated using the annual rate of interest announced by the Federal Reserve Board (or any successor thereto) from time to time as the “federal funds rate”, such rate to be determined on the date of the Executive’s termination of employment, compounded quarterly. Such lump sum payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such

Termination Payment be reduced by reason of the Executive securing other employment or for any other reason. The Termination Payment shall be in lieu of, and acceptance by the Executive of the Termination Payment shall constitute the Executive’s release of any rights of the Executive to, any other cash severance payments under any Company severance policy, practice or agreement.

(ii) Notwithstanding any other provision of this Agreement, if any portion of the Termination Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” as defined in Section 280G (or any successor provision) of the Code, then the Company shall pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 (or any successor provision) of the Code and any interest charges or penalties in respect of the imposition of such excise tax (collectively, the “Excise Tax”) (but not any federal, state or local income tax, or employment tax) on the Total Payments, and any federal, state and local income tax, employment tax, and excise tax upon the payment provided for by this Section 9(c)(ii), shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s domicile for income tax purposes on the date the Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The Company shall pay the Gross-Up Payment on the first day of the seventh (7th) month following the month in which the Separation from Service occurs. Notwithstanding the foregoing, if the Executive is required to pay the excise tax imposed under Section 4999 of the Code prior to the payment date for the Gross-Up Payment describe hereinabove (such as, for instance, because other payments due to the Executive without regard to this Agreement cause the excise tax to be due), then the Company shall promptly (but in no event later than the end of the calendar year following the year in which the Executive remits such taxes) reimburse the Executive for the amount of excise taxes paid by the Executive under Section 4999 of the Code, plus an amount equal to the additional taxes imposed on the Executive due to the Company’s reimbursement of the excise tax and such additional taxes. In such event, the Gross-Up Payment, if any, shall be reduced by such prior payment.

Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than 10% of the Total Payments that would be treated as “parachute payments” under Section 280G (or any successor provision) of the Code, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to the Executive. For purposes of reducing the Total Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Total Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Total Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(iii) For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G (or any successor provision) of the Code and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) (or any successor provision) of the Code. Promptly following a Covered Termination or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an “excess parachute payment” as defined in Section 280G of the Code (or any successor provision), the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments, and (D) the amount of any Gross-Up Payment or the reduction of any Total Payments to the Safe Harbor Cap, as the case may be. As used in this Agreement, the term “Base Period Income” means an amount equal to the Executive’s “annualized includable compensation for the base period” as defined in Section 280G(d)(1) (or any successor provision) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) (or any successor provisions) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel so requests in connection with the opinion required by this Section 9(c)(iii), the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder.

(iv) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Total Payments or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the

Executive, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to the Executive after taking into account the provisions of Section 4999 (or any successor provision) of the Code shall reflect the intent of the parties as expressed in this Section 9(c), in the manner determined by the National Tax Counsel. If the Company owes the Executive an additional payment under this paragraph (iv), such payment shall be made to the Executive promptly following the date the Executive remits the taxes, or if earlier, the date the Internal Revenue Service assesses such additional taxes, but no later than the calendar year following the calendar year in which the Executive remits the additional taxes. The Executive shall provide written notice to the Company and documentation substantiating the amount of additional taxes paid or assessed.

(v) The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 9(c), except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(d) Additional Benefits. If there is a Covered Termination and the Executive is entitled to the Termination Payment, then (i) until the earlier of the end of the Employment Period or such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, the Executive shall continue to be covered, at the expense of the Company, by the same or equivalent health and dental coverage as the Executive was covered by immediately prior to the termination of the Executive’s employment and such coverage shall count as COBRA continuation coverage, and (ii) the Company shall bear up to $15,000 in the aggregate during the lifetime of the Executive of fees and expenses of consultants and/or legal or accounting advisors engaged by the Executive to advise the Executive as to matters relating to the computation of benefits due and payable under Section 9(c).

(e) Anticipatory Termination. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated (other than a termination due to the Executive’s death or as a result of the Executive’s disability) during the period of 180 days prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Section 9 such termination of employment shall be deemed a “Covered Termination” and the “Employment Period” shall be deemed to have begun on the date of such termination.

(f) Expenses and Interest. If, after a Change in Control of the Company, (i) a dispute arises with respect to the enforcement of the Executive’s rights under this Agreement or (ii) any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, in either case so long as the Executive is not acting in bad faith, then the Company shall reimburse the Executive for any reasonable attorneys’ fees and necessary costs and disbursements incurred by the Executive during his or her lifetime as a result of the dispute, legal or arbitration proceeding (“Expenses”), and prejudgment interest on any money judgment or arbitration award obtained by the Executive calculated at the rate of interest announced by The Bank of New York, from time to time at its prime or base lending rate from the date that payments to him or her should have been made under this Agreement. Within ten days after the Executive’s written request therefor, the Company shall pay to the Executive, or such other person or entity as the Executive may designate in writing to the Company, the Executive’s reasonable Expenses in advance of the final disposition or conclusion of any such dispute, legal or arbitration proceeding. Any reimbursements provided hereunder shall be made promptly (but not later than the last day of the calendar year following the calendar year in which the legal fees or expenses were incurred by the Executive) following the receipt by the Company of a written notice from the Executive requesting such reimbursement, accompanied by documentation substantiating the amount of such fees and expenses.

(g) Definition of Change in Control. For purposes hereof, a “Change in Control” shall be deemed to occur on the first to occur of any one of the following events: (a) the consummation of a consolidation, merger, share exchange or reorganization involving the Company, unless such consolidation, merger, share exchange or reorganization is a “Non-Control Transaction” (as defined below); (b) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the assets of the Company (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all, or substantially all, of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; (c) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than (1) the Company, (2) any subsidiary of the Company, (3) a trustee or other fiduciary holding securities under any employee benefit plan (or any trust forming a part thereof) maintained by the Company or any subsidiary or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company) is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities; or (d) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the date hereof, constitute the entire Board of Directors of the Company (the “Board”) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended. Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions. A “Non-Control Transaction” shall mean a consolidation, merger, share exchange or reorganization of the Company where (a) the stockholders of the Company immediately before such consolidation, merger, share exchange or reorganization beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger, share exchange or reorganization (the “Surviving Corporation”); (b) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger, share exchange or reorganization constitute at least 50% of the members of the board of directors of the Surviving Corporation; and (c) no person (other than (1) the Company, (2) any subsidiary of the Company or (3) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company after the date hereof pursuant to express authorization by the Board that refers to this exception) representing more than 20% of the then outstanding shares of the common stock of the Surviving Corporation or the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(h) Good Reason. The Executive shall have “Good Reason” for termination of employment in connection with a Change in Control of the Company in the event of:

(i) any breach of this Agreement by the Company, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by the Executive;

(ii) any reduction in the Executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits, in each case relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Change in Control;

(iii) the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions held with the Company on the date of the Change in Control or any other positions with the Company to which the Executive shall thereafter be elected, appointed or assigned, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of the Executive’s employment for Cause or by reason of disability pursuant to Section 8(b);

(iv) a good faith determination by the Executive that there has been a material adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with the Company relative to the most favorable working conditions or status in effect during the 180-day period prior to the Change in Control, including but not limited to (A) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies within ten (10) days after receipt of notice thereof given by the Executive;

(v) the relocation of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment on the date 180 days prior to the Change in Control; or

(vi) the Company requires the Executive to travel on Company business 20% in excess of the average number of days per month the Executive was required to travel during the 180-day period prior to the Change in Control.

(i) Funding of Rabbi Trust. Upon a Change in Control, the Company (or its successor) shall transfer to an irrevocable rabbi trust (to the extent not prohibited by Code Section 409A) an amount in cash, determined on an undiscounted basis, which will be sufficient to fund the Company’s obligations under Section 9(c).

10. Severability. Whenever possible, each portion, provision or section of this Agreement will be interpreted in such a way as to be effective and valid under applicable law, but if any portion, provision or section of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other portions, provisions or sections. Rather, this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable portion, provision or section had never been contained herein.

11. Complete Agreement. This Agreement, including Attachment A, contains the complete agreement and understanding between the parties and supersedes and preempts any prior understanding, agreement or representation by or between the parties, written or oral.

12. Additional Rights and Causes of Action. This Agreement, including Attachment A, is in addition to and does not in any way waive or detract from any rights or causes of action the Company may have relating to Confidential Information or other protectable information or interests under statutory or common law or under any other agreement.

13. Governing Law. Notwithstanding principles of conflicts of law of any jurisdiction to the contrary, all terms and provisions to this Agreement are to be construed and governed by the laws of the State of New York without regard to the laws of any other jurisdiction in which the Executive resides or performs any duties hereunder or where any violation of this Agreement occurs.

14. Successors and Assigns. This Agreement will inure to the benefit of and be enforceable by the Company and its successors and assigns. The Executive may not assign the Executive’s rights or delegate the Executive’s obligations hereunder.

15. Waivers. The waiver by either the Executive or the Company of a breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

16. Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, a payment will be made to the Executive from the cash payments otherwise owing hereunder (without regard to the six-month delay if Executive) equal to the amount needed to pay the Executive’s portion of such tax, as well as withholding taxes resulting therefrom (including the additional taxes attributable to the pyramiding of such distributions and taxes), and any subsequent payment shall be reduced accordingly.

17. Interpretation. This Agreement shall be construed and interpreted in a manner that will cause any payment hereunder that is considered deferred compensation and that is not exempt from Code Section 409A to meet the requirements thereof such that no additional tax will be due under Code Section 409A on such payment.

18. Application of Code Section 409A. The Executive acknowledges that to avoid an additional tax on payments that may be payable under this Agreement and that constitute deferred compensation that is not exempt from Code Section 409A, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which Executive believes he or she is entitled hereunder no later than ninety (90) days of the latest date upon which the payment could under this Agreement could have been timely paid pursuant to Code Section 409A, and if not paid or provided, take further enforcement measures within 180 days after such latest date.

THE COMPANY AND THE EXECUTIVE ACKNOWLEDGE THAT (A) EACH HAS CAREFULLY READ THIS AGREEMENT, (B) EACH UNDERSTANDS ITS TERMS, (C) ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND THE EXECUTIVE RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND (D) EACH HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE OTHER, OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Hudson Highland Group, Inc.

By:
Signature of Executive		Signature of Authorized Representative

Its:
Print Name		Title of Representative

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